UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2015

NATE’S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113,

Huntington Beach, California 92649

(Address of principal executive offices) (zip code)

(661) 418-7842

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events

(1)

The Company’s online distributor has launched its website and products will be available for purchase beginning next week. The website is www.nateshomemadestore.com. The distributor is currently working on filing commercials for www.nateshomemadestore.com.

(2)

The Company has hired an internal sales broker to manage the national and international sales channels. As such, the company has terminated one of its broker relationships to consolidate the sales efforts.

(3)

In December 2014, the Company agreed to buy back approximately 22,797,000 shares of Common Stock. With the intent that the shares would be cancelled. The majority of terms had been agreed to including purchase price and term of payment. However, the Company requested that the repurchase be agreed to by the common shareholders at a shareholder meeting. The shares that were to be repurchased are from affiliates of the Company that acquired their shares prior to the reverse merger with Nate’s Food. The Company believes that since the shareholders are deemed affiliates that the transaction should be approved by a majority of the common shareholders. However, the affiliate shareholders of the shares to be repurchased objected to the inclusion of shareholder approval as a condition of the repurchase. As such, the agreement to repurchase the affiliate shares has been terminated.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate’s Food Co.

Dated: March 5, 2015	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO